SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
National Dentex Corporation
(Name of Registrant as Specified In Its Charter)
National Dentex Corporation
(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1) Title of each class of securities to which transaction applies:
       2) Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       4) Proposed maximum aggregate value of transaction:
       5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1) Amount Previously Paid:
       2) Form, Schedule or Registration Statement No.:
       3) Filing Party:
       4) Date Filed:

NATIONAL DENTEX CORPORATION

NOTICE OF SPECIAL MEETING IN LIEU OF
ANNUAL MEETING OF STOCKHOLDERS

National Dentex Corporation will be holding a Special Meeting in Lieu of the 2008 Annual Meeting of Stockholders as follows:

Date:	Tuesday, May 13, 2008

Time:	10:00 a.m.

Place:	Posternak Blankstein & Lund LLP Prudential Tower 800 Boylston Street, 33rd Floor Boston, MA 02199-8004

At the meeting, we will be asking our stockholders to:

•	elect all six members of the Board of Directors;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2008; and

•	consider any and all other business, if properly raised.

You may vote at the meeting if you owned National Dentex stock at the close of business on March 26, 2008, the date that our Board of Directors has set as the record date for the meeting. Enclosed with the proxy statement for the meeting, you will find a copy of our Annual Report on Form 10-K for 2007.

Your vote at the meeting is very important to us regardless of the number of shares you own. Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,

/s/  Donald H. Siegel, P.C.
Donald H. Siegel P.C.
Corporate Secretary

We are mailing this notice, proxy statement, and form of proxy beginning on or about April 14, 2008

NATIONAL DENTEX CORPORATION
2 Vision Drive
Natick, Massachusetts 01760

PROXY STATEMENT

FOR SPECIAL MEETING IN LIEU OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2008

GENERAL INFORMATION

Our Board of Directors (the “Board”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Special Meeting in lieu of the 2008 Annual Meeting of Stockholders of National Dentex Corporation (the “Company”). The meeting will be held at the offices of Posternak Blankstein & Lund LLP, at the Prudential Tower, 33rd Floor, 800 Boylston Street, Boston MA, 02199, on May 13, 2008, at 10:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is National Dentex Corporation, 2 Vision Drive, Natick, MA 01760. We are first furnishing the proxy materials to stockholders on or about April 14, 2008.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on March 26, 2008, the record date, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, there were 5,596,021 shares of Common Stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is this document?  This is the Notice of our Special Meeting in Lieu of the 2008 Annual Meeting of Stockholders, combined with our proxy statement, which provides important information for your use in voting your shares of our common stock at the meeting.

Who can vote?  You can vote your shares of common stock if our records show that you owned the shares as of the close of business on March 26, 2008, the record date for the special meeting. A total of 5,596,021 shares of common stock are eligible to vote at the meeting. You are permitted one vote for each share of common stock you owned on March 26, 2008, including (1) shares held in your name as a stockholder of record, and (2) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the meeting. Sign and date the proxy card and mail it back in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal in accordance with the Board of Director’s recommendations below.

How does the Board of Directors recommend that I vote on the proposals?  The Board of Directors recommends that you vote:

FOR the election of the six nominees to serve as directors; and

FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2008.

What if other matters come up at the meeting?  The matters described in this proxy statement are the only matters we know that will be voted on at the meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?  Yes. At any time before the meeting, you can change your vote either by sending our Corporate Secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the meeting rather than by completing the proxy card?  Although we encourage you to complete and return the proxy card even if you plan to attend the meeting to ensure that your vote is counted, you can always vote your shares in person at the meeting.

Who will count the votes?  The votes will be counted, tabulated and certified by our transfer agent and registrar, Registrar and Transfer Company.

Will my vote be kept confidential?  Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), (2) a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, (3) to allow the inspector of elections to certify the results of the vote, or (4) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

What do I do if I am a beneficial owner and my shares are held in “street name”?  If your shares are held in the name of your broker, a bank, or other nominee, that party will give you instructions for voting your shares, which should be enclosed with this document.

What constitutes a quorum?  In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 2,798,011 shares. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are those shares that are held in “street name” by a broker, bank, or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

What vote is required for each item?

Election of directors.  Under our by-laws, provided a quorum is present, the six nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Ratification of selection of PricewaterhouseCoopers LLP as our independent auditors.  Under our by-laws, provided a quorum is present, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify PricewaterhouseCoopers LLP as our independent auditors.

How will votes be counted?  Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted by mail, or on a ballot voted in person at the meeting. With respect to the election of directors and the ratification of the selection of our independent auditors, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain or are withheld from voting on a particular matter, or (2) are “broker non-votes.” If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from you, as the beneficial owner. Accordingly, votes withheld for a particular director nominee and broker non-votes will have no effect on the outcome of the election of directors. Under our by-laws, neither abstentions nor broker non-votes will have an effect on the outcome of the voting on the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors.

Where can I find the voting results?  We intend to announce the preliminary voting results at the meeting, and will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2008, which we expect to file with the Securities and Exchange Commission (“SEC”) in August 2008. The results will be contained in Part II, Item 4 of that Quarterly Report, which will be available via Internet on the SEC’s website, www.sec.gov. We also make available these reports on the investor relations page of our corporate website at www.nationaldentex.com, free of charge, as soon as practicable after we file them with the SEC.

Who pays for this proxy solicitation?  We do. In addition to sending you and other stockholders these materials, one of our officers, directors or employees may contact you and other stockholders by telephone, by mail, or in person. None of these persons will receive any extra compensation for doing this. If necessary, we may retain the proxy solicitation firm Morrow & Co., at a cost which we would not expect to exceed $5,000.

How and when may I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders (or special meeting in lieu thereof) or to recommend nominees to serve as directors?  If you are interested in submitting a proposal for inclusion in our proxy statement for the annual meeting next year (or special meeting in lieu of the annual meeting), or would like to recommend a nominee for director, we must receive your written proposal at our principal executive offices no later than December 15, 2008, which is the 120th calendar day before the one-year anniversary of the date of the proxy statement we are releasing to our stockholders for this year’s annual meeting. If the date of next year’s annual meeting (or special meeting in lieu of the annual meeting) is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Under our articles of organization, by-laws, and applicable Massachusetts law, no proposal or other business can be considered at next year’s meeting that is not included in the notice we mail for next year’s meeting. Any proposals should be addressed to:

National Dentex Corporation
2 Vision Drive
Natick, Massachusetts 01760
ATTN: Richard F. Becker, Jr.,
Executive Vice President-Treasurer and Assistant Secretary
Fax: (508) 907-6050

Except in the case of proposals made in accordance with SEC Rule 14a-8, the Company’s proxy holders are allowed to use their discretionary voting authority on stockholder proposals that the Company did not receive written notice of at least 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders, which date for the 2009 Special Meeting in Lieu of Annual Meeting of Stockholders is February 28, 2009.

Copy of By-law Provisions:  You may contact our Assistant Secretary (Mr. Becker) at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals. Our by-laws also are available on the Investor Relations page on our website at www.nationaldentex.com.

How may I communicate with the Board of Directors or the non-management directors on the Board of Directors?  You may submit an e-mail to our Board of Directors at bod@nationaldentex.com. All directors have access to this e-mail address. Communications intended for non-management directors should be directed to the attention of Mr. Norman F. Strate at the e-mail address above. You may report your concerns anonymously or confidentially.

Does National Dentex have a policy regarding the attendance of directors at the meeting?  Although we do not have a written policy on attendance of directors at our annual meeting of stockholders, our by-laws mandate that the Board of Directors hold a meeting immediately after each annual meeting of stockholders, or the special meeting in lieu thereof. As a result, as a practical matter we normally expect each of our directors to be present at the stockholders’ meeting.

How many directors attended last year’s meeting?  All six of our directors attended last year’s meeting.

Does National Dentex have a Code of Conduct applicable to all directors, officers, and employees?  Yes. In accordance with Section 406 of the Sarbanes-Oxley Act and Rule 4350(n) of NASDAQ’s listing rules, we have adopted a Code of Conduct that is applicable to all directors, officers and employees. Our Code of Conduct provides for an enforcement mechanism and requires that waiver of its provisions for any of our directors or officers must be approved by our Board of Directors. We are required to disclose any such waivers on the investor relations page of our corporate website at www.nationaldentex.com.

Is the Code of Conduct publicly available?  Yes. It is available on the investor relations page of our website at www.nationaldentex.com.

Where can I see the Company’s corporate documents and SEC filings?  The Company’s website contains the Company’s By-Laws, the Committee Charters, the Company’s Code of Conduct and the Company’s SEC filings. To view the By-Laws, Committee Charters or Code of Conduct, go to www.nationaldentex.com, click on “Investors” and then click on “SEC Documents.” To view the Company’s SEC filings including Forms 3, 4, and 5 filed by the Company’s directors and executive officers, go to www.nationaldentex.com, click on “Investors” and then click on “SEC Filings” twice.

By unanimous written consent effective March 25, 2008, our Board of Directors amended Article Fifth of the By-Laws to allow for issuance of uncertificated shares. Previously, our By-Laws did not provide for the issuance of uncertificated shares.

The Company will also promptly deliver free of charge, upon request, a copy of the Company’s Articles of Organization, By-Laws, Committee Charters or the Code of Conduct to any stockholder requesting a copy. Requests for these documents may be made as noted below.

How can I obtain an Annual Report on Form 10-K?  A copy of our Annual Report on Form 10-K for the year ended December 31, 2007 is enclosed with this proxy statement. Stockholders may request another free copy of our proxy statement and 2007 Annual Report on Form 10-K by making a written or telephone request to:

National Dentex Corporation
2 Vision Drive
Natick, Massachusetts 01760
ATTN: Richard F. Becker, Jr.,
Executive Vice President-Treasurer and Assistant Secretary
Fax: (508) 907-6050
Phone: (508) 907-7800

Our proxy statement and Annual Report on Form 10-K are available on the investor relations web page of our corporate website at www.nationaldentex.com and are also available on the SEC’s website at www.sec.gov.

Where can I get directions to the meeting?  Directions to the annual meeting location are available at the website www.pbl.com under “About Us.”

Who should I contact if I have any questions?  If you have any questions about the meeting or any matters relating to this proxy statement, please contact Richard F. Becker, Jr., at the address and telephone number above.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Although not applicable to us this year, pursuant to new rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report are available at our website, www.nationaldentex.com.

If you wish to request a copy of the 2007 Annual Report and proxy statement and form of proxy relating to the 2008 annual meeting, or any such material for future annual or special meetings of stockholders, you may call the following number, 508-907-7800, send an email to our investor relations group at investorrelations@nationaldentex.com , or log onto www.nationaldentex.com. Such documents will be provided to you at no charge.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

ELECTION OF DIRETORS
(Item 1)

Our entire Board of Directors, consisting of six members, will be elected at the meeting, The directors elected will hold office until their successors are elected and qualified, which should occur at the next annual meeting or special meeting in lieu thereof, in accordance with our by-laws.

The Board recommends that you vote FOR each of the following nominees:

•	David L. Brown

•	Thomas E. Callahan

•	Jack R. Crosby

•	David V. Harkins

•	James E. Mulvihill, D.M.D.

•	Norman F. Strate

The Board, based on the recommendations of the Nominating Committee, has nominated each of the above to stand for reelection. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

All of the nominees for election at the meeting currently serve as directors. Each has agreed to be named in this proxy statement and to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

Biographies of Nominees for Directors.

Name	Age	Office Held

David V. Harkins	67	Chairman of the Board and Director
David L. Brown	67	President, Chief Executive Officer and Director
Thomas E. Callahan	68	Director
Jack R. Crosby	81	Director
Norman F. Strate	67	Director
James E. Mulvihill, D.M.D.	67	Director

David V. Harkins is the Chairman of our Board of Directors and has served as a director of National Dentex since 1982. He has been affiliated with Thomas H. Lee, L.P. and its predecessor Thomas H. Lee Company, since its founding in 1974, and currently serves as Vice Chairman of Thomas H. Lee Partners, L.P. He has over 30 years experience in the investment and venture capital industry with the John Hancock Mutual Life Insurance Company, where he began his career, as well as TA Associates and Massachusetts Capital Corporation. He is currently a Director of Dunkin Brands, Inc. and Nortek, Inc.

David L. Brown has served as a director of National Dentex since 1998 when he was also appointed President. He became our Chief Executive Officer in 2000. Mr. Brown joined National Dentex in 1984 as our Vice President-Finance and Chief Financial Officer, and was appointed Treasurer in 1991. He is the past Chairman of the Dental Trade Alliance and is a former member of its Board of Directors. Mr. Brown is a former director of the Dental Trade Alliance Foundation and of the National Association of Dental Laboratories and is a former member of the Board of Fellows of the Harvard School of Dental Medicine.

Thomas E. Callahan has served as a director of National Dentex since 2004. Mr. Callahan served as Senior Vice President and Chief Financial Officer of Welch Foods, Inc. from 1990 until his retirement in 2001. He also served as a director of Welch Foods from 1996 through 2001. Mr. Callahan formerly served on the Board of Directors of Circor International, a leading provider of valves and fluid control products listed on the New York

Stock Exchange. He is Chairman of the Board of Trustees of the Tilton School in Tilton, New Hampshire and is a director of the Economic Education Foundation, a non-profit organization that promotes economic education in Massachusetts schools. He is also a former director of the Boston Chapter of Financial Executives International.

Jack R. Crosby has served as a director of National Dentex since 1992. He is Chairman of The Rust Group, a private investment partnership headquartered in Austin, Texas. Mr. Crosby serves as Chief Executive Officer and director of CinemaStar Luxury Theaters, Inc. (which filed for protection under Chapter 11 of the U.S. Bankruptcy Code during 2001 and emerged from bankruptcy in August 2002), as well as numerous other privately-held entities.

Norman F. Strate has served as a director of National Dentex since 1997. He is currently the President and a member of the Advisory Board of TBS Technologies, a company developing proprietary technology for the generation and delivery of chloric dioxide in low cost, portable and effective systems for disinfection applications. He is the former President and Chief Executive Officer of Protonex Technology Corporation as well as a former member of its Board of Directors. He served as Chief Executive Officer of J.F. Jelenko & Co., a supplier of dental products to dental labs, from 1986 until it was acquired by Heraeus, GmbH in 1996. He is also a partner in The Strate Group, a merger and acquisitions firm and a member of the Advisory Board of Strategic Insights, a global commercial intelligence firm. Mr. Strate is a former member of the Board of Fellows of the Harvard School of Dental Medicine, a former member of the Lehigh University Alumni Association Board, and a former member of the Permanent Board of Directors of The William J. Gies Foundation for the Advancement of Dentistry of the American Dental Education Association.

James E. Mulvihill, D.M.D. was elected to the Board of National Dentex in 2007. From 1980 to 1992, Dr. Mulvihill was Vice President for Health Affairs, Executive Director and Provost of the University of Connecticut Health Center. From 1982 to 1994 he was Senior Vice President for Health Policy of the Travelers Insurance Company. In 1995, Dr. Mulvihill became President and CEO of the Forsyth Dental Center in Boston, Massachusetts. In 1996, he was appointed to a three year term as President and CEO of the Juvenile Diabetes Foundation International (“JDFI”). Since leaving JDFI, Dr. Mulvihill has worked with a number of non-profit health care organizations, including The American Dental Education Association and its William J. Gies Foundation, Harvard University Health Services, The University of Connecticut Health Center and Foundation, and The First Tee, a national youth development program. Dr. Mulvihill currently serves on the board of directors of the National Fund for Medical Education and is a member of the Board of Overseers of the Joslin Diabetes Center. He holds a Doctor of Dental Medicine degree and a specialty certificate in Periodontology from the Harvard School of Dental Medicine.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Director Independence.  The Board has determined that each of our directors are “independent” directors as defined under applicable NASDAQ rules, except for Mr. Brown, who serves as our President and Chief Executive Officer. The “independent” directors thus constitute a majority of our Board of Directors.

Attendance at Annual Meeting and at Meetings of the Board and Its Committees.  We normally expect each of our directors to be present at the stockholders’ meeting. All six of our current directors attended last year’s special meeting in lieu of an annual meeting. Our Board held a total of four meetings during 2007. Each director attended all of those meetings, as well as at least 75% of the aggregate of the total number of meetings held by all committees of the Board on which he served during 2007.

Executive Sessions of Independent Directors.  In 2007, our independent directors met in executive session following each of our four Board meetings, without any member of our management present. Mr. Brown, who is not an independent director due to his position as our President and Chief Executive Officer, was not present at these executive sessions of our independent directors.

Committees of the Board.  Our Board has four principal committees: the Audit Committee, the Compensation Committee, the Nominating Committee, and the Executive Committee. All of the members of the Audit, Compensation, and Nominating Committees are “independent” directors as defined under applicable SEC and NASDAQ rules. Each of the members of the Executive Committee is “independent” under applicable NASDAQ rules, except for Mr. Brown.

The Company maintains copies of its written charters for each of its Audit Committee, Compensation Committee and Nominating Committee on the investor relations page of its corporate website at www.nationaldentex.com. The following charts describes the function and membership of each committee of our Board and the number of times that it met in 2007:

Audit Committee — 12 Meetings

Function	Members

• Engage the independent auditors	Thomas E. Callahan (Chairman)
• Review the annual financial statements	Jack R. Crosby
• Review control procedures and accounting practices	Norman F. Strate
• Monitor accounting and reporting practices
• Review compliance with the conflict-of-interest policy
• Review our capital structure
• Exercise such other functions as mandated by the Sarbanes-Oxley Act and other applicable laws and regulations

We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. As noted above, the members of the Audit Committee are Thomas Callahan, Jack Crosby and Norman Strate. Our Board adopted our Audit Committee’s current written charter in March 2004 in response to new requirements imposed by the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC and NASDAQ. The Audit Committee reviews the charter annually. Our Board has determined that each of the three members of the Audit Committee is “independent” under applicable NASDAQ rules, which impose additional independence criteria in determining eligibility for director service on audit committees. In addition, our Board of Directors has determined that Mr. Callahan qualifies as an “audit committee financial expert” as defined by applicable regulations promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act. See the report of the Audit Committee beginning on page 15.

Compensation Committee — 5 Meetings

Function	Members

• Review and approve compensation and benefit programs	Norman F. Strate (Chairman)
• Approve compensation of senior executives	Jack R. Crosby
• Administer stock incentive plans	Thomas E. Callahan

The Compensation Committee of our Board is composed of three directors, all of whom meet the applicable independence requirements of the SEC and NASDAQ. The Board of Directors appoints the Committee’s Chair and determines the composition of the Committee’s members.

The Compensation Committee is responsible for approving all matters concerning our total compensation practices and philosophy, including the conducting of periodic reviews of those practices and the philosophy that underlies them to ensure that they support the objectives of National Dentex and the interests of its stockholders. The Compensation Committee is responsible for administering and interpreting our 1992 Long Term Incentive Plan, our 2001 Stock Plan, our 1992 Employees’ Stock Purchase Plan, our Dollars Plus 401(k) Plan, our Supplemental Executive Retirement Plans, our other general health and welfare benefit plans, and all other compensation and benefits plans.

The Compensation Committee has sole authority to retain and/or terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Compensation Committee has sole authority to approve the fees of the external consultants. During 2007, the Compensation Committee utilized the services of Strategic Compensation Partners, as its external compensation advisor for all matters concerning our senior management compensation programs and to evaluate and make judgments regarding our current compensation arrangements with our Board and our President and Chief Executive Officer, Mr. Brown. During fiscal 2007, as discussed in Director Compensation below, the Compensation

Committee consulted with this consultant with respect to the Board’s overall compensation. The independent consultant’s report indicated that, while the cash component of the Board’s compensation was close to the median compensation of a general industry and peer group studied by the consultant, the absence of an annual equity grant resulted in total compensation to National Dentex directors that significantly lagged the market. As a result, the Compensation Committee recommended to the Board, and the Board approved, an annual restricted stock grant, with a two year vesting schedule, to the non-employee directors beginning in fiscal 2007. In addition, the Compensation Committee recommended and the Board approved, stock ownership Guidelines for the non-employee directors

See the report of the Compensation Committee on page 22.

Nominating Committee — 1 Meeting

Function	Members

• Review and recommend to the full Board nominations for election to the Board of Directors	Jack R. Crosby (Chairman) Norman F. Strate James E. Mulvihill

Each member of the Nominating Committee meets the independence requirements of the NASDAQ listing standards.

The Nominating Committee will consider candidates for our Board that are recommended by our stockholders to the extent such nominations are provided no later than the deadline for stockholder proposals and in the manner for stockholder proposals outlined above on page 4. The Nominating Committee is committed to evaluating nominees recommended by our stockholders no differently than other nominees.

Stockholder recommendations for director should include: (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder of record of stock of National Dentex, including the number of shares held and the period of holding; (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and (v) the consent of the recommended nominee to serve as a director of National Dentex, if so elected.

To be considered by the Nominating Committee, a nominee must meet the following minimum criteria:

•	Director candidates shall have the highest personal and professional integrity.

•	Director candidates shall have a record of exceptional ability and judgment.

•	Director candidates must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings.

•	Director candidates should have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of the Company’s stockholders.

•	Director candidates shall be free of any personal or professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders.

Executive Committee — 1 Meeting

Function	Members

• Approve terms of acquisitions of dental laboratories or other businesses under $1.0 million in purchase price	David V. Harkins (Chairman) Norman F. Strate David L. Brown

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the investor relations page of our website at www.nationaldentex.com:

•	Our Articles of Organization;

•	our By-Laws;

•	our Audit Committee Charter;

•	our Compensation Committee Charter;

•	our Nominating Committee Charter; and

•	the Business Ethics and Conduct Guidelines (Code of Ethics) applicable to all our employees, executive officers and directors.

A copy of these materials is also available to our stockholders free of charge upon request to our Assistant Secretary, Richard F. Becker, Jr., c/o National Dentex Corporation, 2 Vision Drive, Natick, Massachusetts 01760.

Transactions With Related Persons

Under SEC rules, we are required to disclose transactions in excess of $120,000 in which National Dentex was a participant in which “related persons” had or will have a direct or indirect material interest. Related persons include any of our directors, nominees for director, or executive officers, and any immediate family members of such persons. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our directors and executive officers, we do not believe that there were any such transactions in effect since January 1, 2007, or any such transactions proposed to be entered into during 2008, except as follows:

•	In January 2007, John W. Green became an executive officer of National Dentex upon his appointment as our Executive Vice President, Laboratory Operations. In March 2005, National Dentex acquired all of the outstanding capital stock of Green Dental Laboratories, Inc., of Heber Springs, Arkansas, from its two shareholders, Mr. Green and Mr. Richard M. Nordskog, pursuant to the terms of a stock purchase agreement dated March 1, 2005. As part of the consideration for this transaction, Mr. Green was to receive three additional annual payments following the closing of the transactions. Pursuant to these terms, Mr. Green was paid $814,540 in each of 2006, 2007 and 2008. In each of 2006, 2007 and 2008, we also paid Mr. Green an additional $158,667 per year as consideration under a non-competition agreement that we have as a result of the acquisition of Green Dental Laboratories. No further payments are due Mr. Green under either of these two agreements. These transactions were approved by our Board of Directors in 2005 prior to Mr. Green’s employment with the Company, which began in January 2007. Mr. Green did serve as a consultant to the company in 2006 for which he was paid $212,514.

Our Board of Directors has a policy that generally requires it to review and approve any related party transactions. Management is required to present to the Board specific information with respect to any such transaction expected to be entered into. After reviewing this information, the Board will approve such transaction only if the following two conditions are met: (1) the Board believes that the transaction is in the best interests (or not inconsistent with the best interests) of National Dentex and its shareholders, and (2) the transaction must be entered into by National Dentex on terms that are comparable to, or better than, those that would be obtained in an arm’s length transaction with an unrelated third party. If any additional related party transactions are entered into without prior approval of the Board, management is required to present such transactions to the Board for approval or ratification at the next subsequent Board meeting.

DIRECTOR COMPENSATION

Annual Retainer.  We annually afford each of our non-employee directors the opportunity to receive, at their individual choice, either (1) a cash retainer fee of $30,000, or (2) restricted stock or restricted stock units having a fair market value of $36,000 on the date which the grants are awarded. These grants of restricted stock or restricted stock units vest one year from the award date. The settlement of restricted stock units may, at the director’s election be further deferred for not less than three years, if the election is made prior to the year of the grant. All of our directors, except Mr. Brown, are non-employee directors.

With respect to 2007, Mr. Crosby and Mr. Harkins elected to receive restricted stock, and Messrs. Strate, Callahan and Mulvihill elected to receive restricted stock units. The elections to receive $36,000 worth of restricted stock and restricted stock units resulted in awards of restricted stock (in the cases of Messrs. Crosby and Harkins) and restricted stock units (in the cases of Messrs. Strate, Callahan and Mulvihill) equal to 2,001 shares, based upon the closing price of our common stock ($17.99) on August 14, 2007, the date of last year’s Board meeting at which the grants were awarded. In 2007, the date of such grants was deferred until the Board’s third-quarter meeting pending the director compensation review described below. In most years, the grants are made as of the annual meeting date.

Equity Grant.  On August 14, 2007, the Board also granted to each non-employee director an equity grant of 1,000 shares of restricted stock. These shares had a value of $18,000 based upon the closing price of our common stock ($17.99) on that date. These shares vest in equal 50% installments on August 14, 2008 and 2009.

Committee Service and Attendance Fees.  In additional to the annual retainer and equity grant, we pay each non-employee director $1,000 for each meeting of the Board of Directors that he attends (or $500 for participating by telephone). We pay the Chair of the Audit Committee (Mr. Callahan) an additional $10,000 for serving in that capacity. We pay the other members of the Audit Committee (Messrs. Crosby and Strate) an additional $2,000 annually for their service on that Committee. We also pay the Chairs of each of our Executive, Compensation and Nominating Committees (Messrs. Harkins, Strate, and Crosby, respectively) an additional $2,000 for serving in those capacities. All of these additional payments for committee service and attendance are made in cash. In addition, all of our directors are reimbursed for travel and similar expenses incurred in connection with their service. We do not offer our directors any other perquisites or benefits in exchange for their service.

Processes and Procedures for Determining Director Compensation.  The Compensation Committee is comprised of three directors, all of whom meet the applicable independence requirements of the SEC and NASDAQ. The Board of Directors appoints the Chair of the Compensation Committee and determines which directors serve on the Committee. The Compensation Committee is responsible for determining all matters concerning compensation for the independent members of the Board. Director compensation recommendations by the Compensation Committee are submitted to the full Board for ratification. Directors who are employees of National Dentex do not receive any compensation for their service as a director. The Compensation Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Executive officers play no role in determining the amount or form of director compensation, other than gathering information, such as survey data, from external sources, as directed by the Compensation Committee. The Committee periodically reviews the competitiveness of our director compensation using available survey data covering similarly sized U.S. public companies from general industry.

Director Compensation Review.  In 2007, the Compensation Committee began a process of reviewing director Compensation. The Compensation Committee retained an independent compensation consultant, Strategic Compensation Partners, who reviewed the then current compensation practices for the directors. The consultant reported that, while the cash component of the Board’s compensation was close to the median compensation of a general industry group studied, the absence of an annual equity grant results in total compensation to the directors that significantly lags the market. As a result, the Compensation Committee recommended to the Board that an annual grant of restricted stock to non-employee directors be added to director compensation. This is the $18,000 annual equity grant referred to above. With the annual equity grant, total non-employee director compensation would still remain below the median compensation of the study group used by the independent compensation consultant.

Director Stock Ownership Policy.  At its meeting in August 2007, the Board also adopted stock ownership guidelines for non-employee directors, pursuant to which each director has committed to own and maintain an equity interest in National Dentex common stock equal to at least two times the director’s annual cash and equity Board compensation. Directors have committed to attain such ownership within a period of three years.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation that we paid our non-employee directors for the fiscal year ended December, 31, 2007. Our President and Chief Executive Officer, Mr. Brown, earned no compensation for his service as a director.

						Change in
						Pension
	Fees Earned				Non-Equity	Value and
	or Paid in		Stock	Option	Incentive Plan	Nonqualified
	Cash		Awards(6)	Awards	Compensation	Deferred	All Other
Name	$		$	$	$	Compensation	Compensation	Total

David V. Harkins	$5,500	(1)	$54,000	$0	$0	$0	$0	$59,500
Thomas E. Callahan	18,000	(2)	54,000	0	0	0	0	72,000
Jack R. Crosby	11,000	(3)	54,000	0	0	0	0	65,000
Norman F. Strate	11,500	(4)	54,000	0	0	0	0	65,500
James E. Mulvihill D.M.D.	3,000	(5)	54,000	0	0	0	0	57,000

(1)	Mr. Harkins received $2,000 as Executive Committee Chairman and $3,500 in meeting fees.

(2)	Mr. Callahan received $10,000 as Audit Committee Chairman and $8,000 in meeting fees.

(3)	Mr. Crosby received $2,000 as Nominating Committee Chairman, $2,000 as a member of the Audit Committee, and $7,000 in meeting fees.

(4)	Mr. Strate received $2,000 as Compensation Committee Chairman, $2,000 as a member of the Audit Committee and $7,500 in meeting fees.

(5)	Dr. Mulvihill received $3,000 in meeting fees.

(6)	Represents the value on the grant date of the $36,000 of restricted stock or restricted stock units elected by all of the directors in lieu of the annual cash retainer, plus the $18,000 restricted stock equity grant, based on the value of a share of common stock on August 14, 2007 ($17.99).

OWNERSHIP OF NATIONAL DENTEX STOCK

The following table shows the number of shares of our common stock beneficially owned as of March 26, 2008 by:

•	each person known by us to own more than 5% of our common stock;

•	each director and nominee for director;

•	each person shown in the summary compensation table below; and

•	all executive officers and directors as a group.

		Percentage of
	Number of	Outstanding
Name	Shares(1)	Shares(2)

5% Stockholders:
Artisan Partners Limited Partnership(3)	781,051	14.0%
875 East Wisconsin Ave., #800 Milwaukee, WI 53202
FMR LLC(3)	554,049	9.9%
82 Devonshire Street Boston, MA 02109
Heartland Advisors, Inc.(3)	440,750	7.9%
789 North Water Street Milwaukee, WI 53202
ClearBridge Advisors, LLC(3)	401,905	7.2%
399 Park Avenue New York, NY 10022
Reich & Tang Asset Management LLC(3)	345,500	6.2%
600 Fifth Avenue New York, NY 10020
Nominees for Director and Executive Officers:
David V. Harkins(4)*	52,315	0.9%
Jack R. Crosby(5)*	6,155	0.1%
Norman F. Strate(6)*	11,107	0.2%
Thomas E. Callahan(7)*	6,652	0.1%
James E. Mulvihill, D.M.D.(8)*	1,000	**
David L. Brown(9)*†	243,652	4.2%
Richard F. Becker, Jr. (10)†	80,275	1.4%
John W. Green IV †	7,913	0.1%
Arthur B. Champagne (11)†	48,030	0.9%
Wayne M. Coll (12)†	17,917	0.3%
Donald E. Merz (13)†	70,500	1.2%
All executive officers and directors/nominees as a group (10 persons)	475,016	8.0%

*	Nominee for re-election as a director. The address of this person is c/o National Dentex Corporation, 2 Vision Drive, Natick MA 01760.

**	Less than 0.1%.

†	Executive officer. The address of this person is c/o National Dentex Corporation, 2 Vision Drive, Natick, MA 01760.

(1)	The number of shares beneficially owned by each entity, person, director, nominee for director, or named executive officer is determined under applicable SEC rules, particularly Rule 13d-3, and the information is not necessarily indicative of beneficial ownership for any other purposes. Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. Such persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire within 60 days of March 26, 2008, through the exercise of stock options or other similar rights. This stock ownership information is based upon information furnished to us by the persons named on the table. Unless otherwise indicated, these individuals have sole voting and dispositive power over the shares indicated.

(2)	Ownership percentage is reported based on 5,596,021 shares of common stock outstanding on March 26, 2008, plus, as to each holder thereof and no other person, the number of shares (if any) that such person has the right to acquire within 60 days of March 26, 2008, through the exercise of stock options or other similar rights.

(3)	Information as to the number of shares is as of December 31, 2007 and is furnished in reliance on the most recently filed Schedule 13G of the named beneficial owner, as follows:

•	Based solely on a 13G filed on February 13, 2008, Artisan Partners Limited Partnership (“Artisan Partners”) and its controlling persons have shared voting power over 697,001 shares of Common Stock and shared dispositive power over 781,051 shares of Common Stock. The general partner of Artisian Partners is Artisan Investment Corporation, whose sole stockholder is ZFIC, Inc. The principal stockholders of ZFIC are Andrew A. Ziegler and Carlene M. Ziegler.

•	Based solely on a 13G filed on February 14, 2008, FMR LLC is the parent company of Fidelity Management & Research Company (“Fidelity”). Fidelity is the beneficial owner of 554,049 shares as a result of acting as an investment advisor to various investment companies. Edward Johnson and FMR LLC, through their control of Fidelity and the funds, each have the sole power to dispose of these shares.

•	Based solely on a 13G filed on February 8, 2008, Heartland Advisors, Inc. shares voting and dispositive power over these shares with William Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors and William Nasgovitz each specifically disclaim beneficial ownership of these shares.

•	Based solely on a 13G filed on February 14, 2008, ClearBridge Advisors, LLC has shared power to vote 375,921 shares of Common Stock and shared dispositive power to vote 401,905 shares of Common Stock.

•	Based solely on a 13G filed on February 14, 2008, Reich & Tang Asset Management LLC has the shared voting and dispositive power over these shares.

(4)	Mr. Harkins owns 52,315 shares of Common Stock, of which 3,001 shares are restricted stock. The restricted stock vests as to 2,501 shares on August 14, 2008 and the remaining 500 on August 14, 2009.

(5)	Mr. Crosby owns 6,155 shares of Common Stock, of which 3,001 shares are restricted stock. The restricted stock vests as to 2,501 shares on August 14, 2008 and the remaining 500 shares vest on August 14, 2009.

(6)	Mr. Strate owns 11,107 shares of Common Stock, of which 1,000 shares are restricted stock. The restricted stock vests as to 500 shares on each of August 14, 2008 and 2009. He also owns 1,596 restricted stock units which vested on June 15, 2007, the receipt of which has been deferred until June 15, 2010, and 2,001 restricted stock units which vest on August 14, 2008, none of which are included in the above table.

(7)	Mr. Callahan owns 6,652 shares of Common Stock, of which 1,000 shares are restricted stock. The restricted stock vests as to 500 shares on each of August 14, 2008 and 2009. He also owns 2,001 restricted stock units, which vest on August 14, 2008, and are not included in the above table.

(8)	Dr. Mulvihill owns 1,000 shares of restricted stock, 500 shares of which vest on each of August 14, 2008 and 2009. He also owns 2,001 restricted stock units, which vest on August 14, 2008, and are not included in the above table.

(9)	Mr. Brown owns 43,402 shares of Common Stock, which he holds jointly with his wife, and holds options for 200,250 shares, all of which are exercisable within 60 days of March 26, 2008.

(10)	Mr. Becker owns 23,275 shares of Common Stock, which he holds jointly with his wife, and holds options for 57,000 shares, all of which are exercisable within 60 days of March 26, 2008.

(11)	Mr. Champagne owns 4,500 shares of Common Stock, is deemed under applicable SEC rules to beneficially own 30 shares held by his wife, and holds options for 43,500 shares, all of which are exercisable within 60 days of March 26, 2008.

(12)	Mr. Coll owns 2,317 shares of Common Stock, which he holds jointly with his wife, and holds options for 15,600 shares, all of which are exercisable within 60 days of March 26, 2008.

(13)	As of the record date, Mr. Merz, who retired effective January 2, 2008, owned 2,250 shares and held options for 68,250 shares, all of which were exercisable within 60 days of March 26, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under applicable SEC and NASDAQ rules governing the qualifications of the members of audit committees. The Board of Directors has determined that the Chairman of the Audit Committee, Mr. Callahan, qualifies as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the independent auditors for the purpose of preparing and issuing an audit report. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of National Dentex in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

The Audit Committee is responsible for providing independent, objective oversight of National Dentex’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews National Dentex’s financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures and financial personnel.

In fulfilling its oversight responsibilities, the Audit Committee met to review and discuss with management the audited financial statements contained in the Annual Report on Form 10-K and the quarterly financial statements during fiscal 2007, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board of Directors.

The Audit Committee held twelve meetings during the fiscal year ended December 31, 2007. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our independent auditors, PricewaterhouseCoopers LLP (“PwC”).

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors and considered the compatibility of the provision of non-audit services by the independent auditors with the auditors’ independence.

During 2007, National Dentex paid no fees to PwC for consulting work outside of the review and audit of our financial statements, the review of certain of our SEC filings, and the related tax work.

During 2004, management began the process of documenting, assessing and testing National Dentex’s system of internal controls in response to the requirements of the Sarbanes-Oxley Act of 2002. In consultation with the Audit Committee, management retained Deloitte & Touche LLP (“Deloitte”) to assist it in this project. The Audit Committee has been kept appraised of progress in this process, including planning and result updates provided by management, Deloitte, and PwC.

The Audit Committee has adopted a formal written Audit Committee Charter and reviews and reassesses the adequacy of this charter on an annual basis.

The Audit Committee hereby affirms that it:

•	Has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2007 with the management of National Dentex;

•	Has discussed with National Dentex’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented; and

•	Has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.

Based on its review and discussions described above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that National Dentex’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee has selected PwC as independent auditors for the fiscal year ending December 31, 2008. If the selection of PwC is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent auditors. The Audit Committee may terminate the engagement of PwC as National Dentex’s independent auditors without the approval of National Dentex’s stockholders whenever the Audit Committee deems such termination necessary or appropriate.

Submitted by:

Thomas E. Callahan, Chairman
Jack R. Crosby
Norman F. Strate

PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2)

The Audit Committee has again selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditors to examine our financial statements for the fiscal year ending December 31, 2008. A resolution to ratify this selection will be presented at the meeting.

Stockholder approval of the selection of PwC is not required by law. Although not required to do so, the Board is submitting the selection of PwC for ratification by National Dentex’s stockholders for their views. However, if the stockholders do not ratify the selection, the Audit Committee will consider the engagement of other independent auditors and will take that into account in future deliberations. The Audit Committee will retain the ultimate discretion to appoint or terminate the appointment of our auditors, irrespective of the outcome of this proposal.

PwC has served as our independent auditors for several years and is familiar with our business and the industry we operate in. Most recently, PwC audited and reported upon our financial statements for fiscal 2007. In connection with that audit, PwC also reviewed our Annual Report on Form 10-K, quarterly financial statements for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and our filings with the SEC, and consulted with our management as to the financial statement implications of matters under consideration.

A representative of PwC will be at the meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions. PwC has advised us that it has no direct, nor any indirect, financial interest in National Dentex or any of its subsidiaries.

The Board recommends that you vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

INDEPENDENT REGISTERED ACCOUNTING FIRM’S FEES AND SERVICES

The following table represents fees that we paid to PwC for professional services rendered for the audit of our annual financial statements for 2006 and 2007 and fees billed for audit-related services, tax services, and all other services by PwC for 2006 and 2007.

	2006	2007

Audit fees	$660,600	$449,100
Audit-Related fees	88,830	—
Tax fees	—	17,040
All other fees	—	18,251

TOTAL	$749,430	$484,391

Audit Fees

These are fees related to professional services that PwC rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment of our internal control over financial reporting and PwC’s own audit of our internal control over financial reporting, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

These are fees for assurance and related services and consisted primarily of specific internal control process reviews, audits of employee benefit plans, and consultations regarding accounting and financial reporting.

Tax Fees

These are fees for professional services related to tax return preparation services and tax compliance services.

Engagement of Deloitte & Touche LLP

The implementation of Section 404 of the Sarbanes-Oxley Act of 2002 prompted us to engage the services of Deloitte & Touche LLP, which provided internal control design consultation and testing services as well as project management to help us meet our compliance obligations. Our engagement of Deloitte & Touche LLP did not relate to the audit of our annual financial statements. The amounts we paid Deloitte & Touche LLP for their professional services was in addition to the amounts set forth above.

Audit Committee’s Pre-approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The Audit Committee may pre-approve services that are expected to be provided to National Dentex by the independent auditors during the following 12 months. At the time the Audit Committee grants such pre-approval, it must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent auditors must report to the Audit Committee regarding each service actually provided to National Dentex.

During 2007, PwC provided no services other than in accordance with the pre-approval policies and procedures described above.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Employees are the key to success in the dental laboratory industry, which is driven by the importance of building and fostering relationships with dentists. Accordingly, we believe that it is necessary for us to have a competitive compensation and benefits program that will enable us to attract, retain and motivate the employees we need to operate successfully in our competitive industry. Additionally, we believe that we should give our employees the opportunity to participate in the ownership of National Dentex in proportion to each employee’s contribution to our success.

This Compensation Discussion and Analysis, or CD&A, describes the compensation program for our named executive officers and how it relates to this overall philosophy.

The Compensation Committee of our Board of Directors is composed of three directors, all of whom meet the applicable independence requirements of the SEC and NASDAQ. The Board of Directors appoints the Committee’s Chair and determines the composition of the Committee’s members.

The Compensation Committee is responsible for approving all matters concerning our total compensation practices and philosophy, including the conducting of periodic reviews of those practices and the philosophy that underlies them to ensure that they support the objectives of National Dentex and the interests of its stockholders. The Committee is responsible for administering and interpreting our 1992 Long Term Incentive Plan, our 2001 Stock Plan, our 1992 Employees’ Stock Purchase Plan, our Dollars Plus 401(k) Plan, our Supplemental Executive Retirement Plan, our other general health and welfare benefit plans, and all other compensation and benefits plans.

The Compensation Committee has sole authority to retain and/or terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. During 2007, the Committee utilized the services of Strategic Compensation Partners, as its external compensation advisor for all matters concerning our senior management compensation programs and to evaluate and make recommendations regarding our current compensation arrangements with our Board of Directors and our President and Chief Executive Officer, Mr. Brown.

The Compensation Committee annually reviews and approves the corporate goals and objectives for our President and CEO’s compensation, evaluates his performance in light of those goals and objectives, establishes his total compensation, and refers its recommendations to the independent directors of the Board of Directors for ratification.

In addition, the Compensation Committee annually reviews with our President and CEO the individual compensation for our other executive officers, evaluates their performance with him in light of corporate goals and objectives, previously approved by the Committee, and establishes their total compensation. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to our President and CEO.

Our Compensation Committee met five times during 2007. At those meetings, the Committee reviewed and approved our corporate goals and objectives relative to executive compensation, evaluated the performance of the President and CEO and other members of our senior management in light of those goals and objectives and reviewed our director compensation.

Elements of Compensation

The fundamental purpose of our executive compensation program is to provide competitive compensation and benefits that will enable us to attract, retain and motivate the senior management and other personnel we need to operate successfully in our competitive industry and meet our financial objectives. Specific goals to implement this philosophy are:

•	provide compensation competitive with similar companies;

•	reward executives consistent with the performance of National Dentex;

•	recognize individual performance;

•	attract, retain and motivate qualified executives; and

•	encourage our executives to increase stockholder value by aligning their interests with the interests of our stockholders.

To achieve these goals, the Compensation Committee has put in place an executive compensation program with five basic elements; base salary, annual cash bonus, stock options, health and welfare benefits, and change-in-control agreements. The Committee intends to review its compensation policies from time to time in order to take into account factors which are unique to National Dentex.

The Compensation Committee does not use specific formulas to determine the amount of compensation allocated to each element of the compensation program. Instead, the Committee makes subjective, individual decisions that provide for an appropriate mix of the elements of compensation based upon the individual’s job responsibilities, overall job performance and the competitive marketplace.

Base Salary.  The Compensation Committee determines the base salary of each executive officer. The Committee considers competitive industry salaries, the nature of the officer’s position, the officer’s contribution and experience, and the officer’s length of service. Base salaries are conservatively pegged to a level we subjectively believe to be competitive with the median levels of base salary for similar positions in organizations of similar size. Decisions regarding salary increases take into account the executive’s current salary and amounts paid to the executive’s peers within and outside of the Company. The Committee generally reviews and establishes base salaries in February of each year.

In reviewing compensation policies and practices for executives for 2007, the Compensation Committee reviewed executive compensation surveys provided by its independent compensation consultant, Strategic Compensation Partners, obtained from The Survey Group, AON Consulting, ERI Executive Salary Assessor, and Towers Perrin. The surveys were generally based on broad indexes of U.S. public companies of reasonably comparable size. Based on the Compensation Committee’s review of base salaries, it did not generally adjust salaries in 2007. However, as discussed below, the Compensation Committee approved increases in base salary for Mr. Coll and Mr. Becker, in light of their increased responsibilities within our restructured executive management team.

Annual Cash Bonus.  The Compensation Committee grants annual cash bonuses to executive officers based directly on the short-term financial performance of both our operating dental laboratories and National Dentex as a whole. This annual cash bonus is designed to provide better-than-competitive pay only for better-than-competitive financial performance.

National Dentex has established cash incentive plans which reward:

•	dental laboratory management and other key employees who directly influence the financial performance of an individual dental laboratory, as expressed in terms of sales growth, customer retention and laboratory operating income; and

•	key executives, based upon our achievement of corporate earning targets, expressed in terms of pre-tax income, as compared to our budget for each year.

This “compensation-for-performance” philosophy is designed to ensure that annual compensation awards follow the achievement of specific financial goals that are important to National Dentex’s overall business objectives. Our bonus plans at both the laboratory and corporate level provide that cash bonuses will be paid only upon the achievement of certain performance targets. At the laboratory level, these targets are based on sales growth, customer retention and laboratory operating income. In 2007, payments under our laboratory plan were $3,872,000, a decrease of $207,000 or 5.1% from the payments of $4,079,000 made for 2006. At the corporate level, the targets are based on pre-tax income for our business as a whole. Participants may receive a bonus payment expressed as a percentage of base salary. The target payment is 50% of base salary for the CEO, and lesser percentages for other executive officers. For 2007, 100% of the target payments would have been payable upon achievement of approximately $11.6 million of pre-tax income. Our pre-tax income in 2007 was approximately $10.5 million, a $1.1 million, or 11.7% increase from the prior year. This level of pre-tax income resulted in corporate bonus plan participants being eligible for payment of 53% of their target payments. In the aggregate, this resulted in an increase in payments under our corporate plan of $300,000, from $150,000 in the previous year to $450,000 in 2007.

Stock Options.  The Compensation Committee administers our stock incentive plans, which seek to reward executives and other employees for helping create long-term value to our stockholders. The goals of our stock incentive plans are to:

•	reward executives for long-term strategic management and the enhancement of stockholder value through appropriate equity ownership in National Dentex;

•	support a performance-oriented environment that rewards plan participants for improving the financial performance of National Dentex; and

•	attract and retain key executives and employees that are important to our long-term success.

The number of stock option’s granted is within the discretion of the Compensation Committee and is based on a variety of subjective factors, including past performance, competitive factors, evaluation of other compensation, anticipated future contribution, and the overall ability to impact our results. All stock options are granted at an exercise price equal to the closing price our of common stock on the date of grant. In granting options, the Committee does not have any policy or practice of linking grants to the public release of financial or other information. We prohibit the repricing of stock options.

While the Compensation Committee believes that grants of stock options can be important elements of an appropriate compensation program, the Committee has not made any grants of stock options since January 2003. In large part, this reflects changes in accounting rules and standards that have impacted the way in which stock option grants are reflected in companies’ financial statements. In particular, the Committee continues to assess the effect that the Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” might have on any subsequent grants of stock options that we may make and will balance the impact that such grants might have on our financial condition and reported results of operations against the benefits of a stock option program in attracting and retaining key management personnel.

Since 2006, the Compensation Committee also has had the ability to grant shares of restricted stock or restricted stock units. While these have been offered to directors in lieu of their annual cash retainer and, starting in 2007, in the form of annual grants, the Committee has not made any such grants to executive officers or other employees during this time.

Given that the Committee has not made any equity grants to executive officers in over five years, the Committee engaged the services of a compensation consultant in early 2008 as it considers the appropriate levels of stock incentives in its overall compensation plan, the extent of equity ownership by executive officers, the types of stock grants it may award in the future, and the accounting consequences of such grants.

Employee Stock Purchase Plan.  Our Employees’ Stock Purchase Plan (“ESPP”) is intended to encourage ownership of our common stock by our employees and to provide additional incentive for employees to promote the success of our business. The ESPP enables our employees, through a payroll deduction program, to purchase shares of our common stock at a discount, primarily at a price equal to 85% of the fair market value of our common stock on certain specified dates during a particular plan year. The ESPP is intended to be an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Internal Revenue Code. It is a broad-based plan that is open to substantially all of our full-time employees.

Employee benefits and retirement plans.  Our various employee benefits and retirement plans are intended to attract and retain qualified executives by ensuring that our overall benefits package is competitive and provides an adequate opportunity for retirement savings. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental, life insurance and short and long term disability plans, all of which are contributory. We offer all of our employees, including our executive officers, the ability to participate in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. We provide matching contributions of up to 2.5% of deferred compensation. The Summary Compensation Table on page 24 below includes information about contributions we made for our named executive officers for 2007.

In 1995 we implemented a Supplemental Executive Retirement Plan and in 1996 we implemented a Supplemental Laboratory Executive Retirement Plan. These plans are designed to provide certain of our key employees, including our named executive officers, annual benefits payable over a period of ten years beginning on the participant’s 65th birthday or the participant’s date of retirement (whichever comes later). In order to provide these benefits, we have purchased life insurance contracts for each participating employee. The benefits for each participant vest over periods of ten years. Accordingly, certain participants are fully vested. In 2006, we implemented an additional Supplemental Executive Retirement Plan in which our President and CEO, David L. Brown, participates, which would provide Mr. Brown with ten annual payments of approximately $125,000 beginning at age 70. The Summary Compensation Table on page 24 and the Nonqualified Deferred Compensation Table on page 26 below include information regarding premiums we have paid, our contributions during the years indicated, and accumulated benefits as of December 31, 2007, the end of our most recently completed fiscal year, for each of our named executive officers.

Employment Contracts and Change in Control Agreements.  National Dentex has entered into employment agreements with David L. Brown, our President and CEO, and Richard F. Becker, Jr., who serves as Executive Vice President and Treasurer, which provide for annual base salaries that may be increased at the discretion of our Board of Directors. These agreements also provide for participation in our Executive Incentive Compensation Plan, reimbursement of expenses, and the same types of benefits that we generally offer to our other executives. The agreements automatically renew for one-year terms until such time as they may be terminated by National Dentex or the named employee.

National Dentex has also has entered into change of control and severance agreements with each of David L. Brown, Donald E. Merz, Richard F. Becker, Jr., and Arthur B. Champagne, which provide for a severance benefit upon termination of employment within two years after a change in control of National Dentex. Except for Mr. Brown, these agreements provide that, in the event that the named employee is terminated without cause, or terminates his employment for certain specified reasons (such as a reduction in compensation or duties), within two years of a change of control, the employee will receive severance benefits equal to two times his base salary in effect immediately prior to the date of termination, plus two times the average amount of the bonus payable for the two fiscal years ending on or immediately prior to the date of termination. In Mr. Brown’s case, these severance benefits are three times salary and three times the average bonus over the two preceding years. These agreements also provide for two years of post-termination health and welfare benefits.

Executive Compensation Decisions in 2007.  Our Compensation Committee determines the compensation of our President and CEO, which is ratified by the independent directors serving on our Board of Directors. Our President and CEO recommends compensation for the other named executive officers to the Compensation Committee for their review and approval.

In 2007, we paid our President and CEO, David L. Brown, a base salary of $350,000. This salary level was set in January 2005 based on Mr. Brown’s performance up to that time, his reputation and status in the dental laboratory industry, his experience and his leadership of National Dentex. Based in part on the advise of its compensation consultant, the Compensation Committee believed that Mr. Brown’s base salary and annual cash bonus targets were then in line with market averages for similarly situated companies. The base salaries during 2007 of our other named executive officers are included in the Summary Compensation Table on page 24.

Our Compensation Committee has set the following base salaries for 2008 for our named executive officers:

		Percentage Increase
	2008	Over 2007
Named Executive Officer	Base Salary	Base Salary

David L. Brown	$350,000	—
John W. Green IV	350,000	—
Richard F. Becker, Jr.	240,000	4.3%
Arthur B. Champagne	185,000	—
Wayne M. Coll	175,000	9.4%

Mr. Brown was paid a cash bonus for 2007 of $92,750. This annual cash bonus was determined under our Corporate Executive’s Incentive Plan described above. Mr. Brown had a target bonus of 50% of his base salary, or $175,000. The annual cash bonus measured against the annual objectives of the plan resulted in a 53% payment of his target.

The other named executive officers also received a payment of 53% of their annual targets according to the terms of the plan. These payments were $56,000 to Mr. Green, $37,000 to Mr. Becker, $22,000 to Mr. Coll and $15,000 to Mr. Champagne.

In connection with the retirement of Senior Vice President Donald E. Merz at the end of 2007, and in recognition of his over 35 years of service to National Dentex and its predecessors, we negotiated a retirement agreement with Mr. Merz that became effective on January 2, 2008, providing for consulting payment of $100,000 in 2008, and lifetime medical insurance continuation for he and his spouse.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis appearing in this proxy statement, and based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and (through incorporation by reference) in our most recently filed Annual Report on Form 10-K.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Submitted by:

Norman F. Strate, Chairman
Jack R. Crosby
Thomas E. Callahan

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is serving or has served as one of our or our subsidiaries’ officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

None of the directors is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

Executive Officers of National Dentex  The following table sets forth our current executive officers, their ages, the positions and offices held by each person, and the year each person first served as an executive officer of National Dentex. The officers serve at the discretion of the Board of Directors.

			First Year as
			an Executive
Name	Age	Offices Held	Officer

David L. Brown	67	President, Chief Executive Officer, and Director	1984
Richard F. Becker, Jr.	56	Executive Vice President, Treasurer, and Assistant Secretary	1990
John W. Green, IV	54	Executive Vice President, Laboratory Operations	2007
Arthur B. Champagne	67	Senior Vice President	1986
Wayne M. Coll	44	Vice President, Chief Financial Officer, and Assistant Treasurer	2003

David L. Brown’s background is summarized on page 6 above.

Richard F. Becker, Jr. served as Corporate Controller of National Dentex from 1984 to 1990, Vice President and Corporate Controller from 1990 to 1996 and Vice President, Treasurer and Chief Financial Officer from 1996 to 2007. He was made Executive Vice President in 2005 and is currently our Executive Vice President, Treasurer. Prior to joining National Dentex, Mr. Becker held a number of financial management positions with Etonic, Inc. and Kendall Company, subsidiaries of Colgate-Palmolive, Adage Corporation, William Underwood Company and Rix Corporation. Mr. Becker is a member of the Board of Directors of the National Association of Dental Laboratories and the Laboratory Advisory Committee of the National Foundation of Dentistry for the Handicapped.

John W. Green, IV founded Green Dental Laboratories in Heber Springs, Arkansas in 1980, which was acquired by National Dentex in March 2005. In January 2007, Mr. Green was appointed our Executive Vice President of Laboratory Operations. Prior to his appointment, Mr. Green was serving as a consultant to the Company. Mr. Green has lectured nationally and internationally on dental laboratory management and implant and cosmetic reconstruction. He has served on the boards of directors of both The Dental Laboratory Conference and the American Dental Trade Association.

Arthur B. Champagne has been a Vice President of National Dentex since 1986. In January 2007, he became Senior Vice President. Mr. Champagne focuses on our laboratory operations, and has been employed by National Dentex and its predecessor for over 40 years.

Wayne M. Coll has been employed by National Dentex since 1990 and had been our Corporate Controller since 1996. He was elected to the positions of Assistant Treasurer in April 2003, Vice President, Corporate Controller in January 2006, and Chief Financial Officer in January 2007. He is currently our Vice President, Chief Financial Officer and Assistant Treasurer. Prior to joining National Dentex, Mr. Coll held several financial management positions, including Assistant Controller at Depot Distributors, Inc.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation that we paid to our CEO, our CFO and other “named executive officers” for the fiscal year ended December 31, 2007.

							Change in
							Pension Value
							Non-qualified
Name and						Non Equity	Deferred
Principal			Bonus	Stock	Option	Incentive Plan	Compensation	All other
Position	Year	Salary	(1)	Awards	Awards	(2)	Earnings	Compensation		Total

David L. Brown	2007	$350,000	$92,750	$0	$0	$0	$0	$156,697	(3)	$599,447
President, CEO	2006	350,000	0	0	0	0	0	162,166		512,166
	2005	350,000	150,000	0	0	0	0	172,563		672,563
Wayne M. Coll	2007	160,000	22,000	0	0	0	0	15,842	(4)	197,842
Vice President, CFO	2006	140,000	15,000	0	0	0	0	18,959		173,959
	2005	120,000	26,000	0	0	0	0	7,810		153,810
Richard F. Becker, Jr.	2007	228,077	37,000	0	0	0	0	14,421	(5)	279,498
Executive Vice	2006	220,000	15,000	0	0	0	0	17,786		252,786
President, Treasurer	2005	200,000	52,000	0	0	0	0	10,918		262,918
Arthur B. Champagne	2007	185,000	15,000	0	0	0	0	6,550	(6)	206,550
Senior Vice President	2006	185,000	0	0	0	10,097	0	11,323		206,420
	2005	170,000	36,000	0	0	15,669	0	20,474		242,143
John W. Green IV(7)	2007	350,000	56,000	0	0	0	0	0		406,000
Executive Vice President, Laboratory Operations
Donald E. Merz(8)	2007	200,000	0	0	0	40,000	0	11,550	(9)	251,550
Senior Vice President	2006	200,000	0	0	0	39,741	0	14,145		253,886
(Retired)	2005	185,000	55,000	0	0	38,876	0	3,500		282,376

(1)	Paid in the subsequent year for services rendered in the year specified under the Corporate Executive’s Incentive Plan.

(2)	Paid for services rendered in the year specified under the Laboratory Incentive Compensation Plan.

(3)	Represents $147,822 for life insurance premiums, $5,125 for use of an automobile and $3,750 in matching contributions under National Dentex’s 401(k) plan.

(4)	Represents $4,810 for life insurance premiums, $7,532 for use of an automobile and $3,500 in matching contributions under National Dentex’s 401(k) plan.

(5)	Represents $10,671 for use of an automobile and $3,750 in matching contributions under National Dentex’s 401(k) plan.

(6)	Represents $2,800 for use of an automobile and $3,750 in matching contributions under National Dentex’s 401(k) plan.

(7)	Mr. Green became a National Dentex employee in January 2007. National Dentex acquired Green Dental Laboratories, of which he was a principal stockholder, in March 2005. He received deferred purchase price, non-competition and consulting payments in 2006 and 2007 as a result of the acquisition, as described on page 10 above.

(8)	Mr. Merz retired as an executive officer and employee of National Dentex effective January 2, 2008.

(9)	Represents $7,800 for use of an automobile and $3,750 in matching contributions under National Dentex’s 401(k) plan.

2007 GRANTS OF PLAN-BASED AWARDS

We did not grant any stock options or other plan-based awards to any of our employees during the fiscal year ended December 31, 2007. Accordingly, we have omitted the table otherwise required to be included detailing grants made for the last fiscal year to our named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table sets forth information concerning outstanding equity-based awards to our named executive officers. Mr. Green, our Executive Vice President, did not have any outstanding equity awards at year end.

			Equity
			Incentive
			Plan
			Awards
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
	#	#	Options	Price	Date
Name	Exercisable	Unexercisable	#	($)	(1)

David L. Brown	9,000	0	0	10.1667	12-21-08
	11,250	0	0	8.6667	04-05-10
	58,500	0	0	13.5000	01-23-11
	91,500	0	0	13.3667	04-10-11
	18,000	0	0	16.4533	01-22-12
	12,000	0	0	13.3667	01-21-13
Wayne M. Coll	3,000	0	0	10.1667	12-21-08
	3,000	0	0	8.6667	04-05-10
	3,000	0	0	13.9333	05-24-11
	3,600	0	0	16.4533	01-22-12
	3,000	0	0	13.3667	01-21-13
Richard F. Becker, Jr.	6,000	0	0	10.1667	12-21-08
	7,500	0	0	8.6667	04-05-10
	13,500	0	0	13.5000	01-23-11
	18,000	0	0	16.4533	01-22-12
	12,000	0	0	13.3667	01-21-13
Arthur B. Champagne	13,500	0	0	13.5000	01-23-11
	18,000	0	0	16.4533	01-22-12
	12,000	0	0	13.3667	01-21-13
Donald E. Merz(2)	9,000	0	0	10.1667	12-21-08
	11,250	0	0	8.6667	04-05-10
	30,000	0	0	13.5000	01-23-11
	18,000	0	0	16.4533	01-22-12
	12,000	0	0	13.3667	01-21-13

(1)	The expiration date of each option is ten years after the date of grant. Each option became vested in three equal increments beginning on the first anniversary of the grant date and on each of the second and third anniversaries of the grant date.

(2)	Mr. Merz retired effective January 2, 2008. He subsequently exercised 20,250 of such options, and the balance of 60,000 options lapsed on April 1, 2008.

OPTION EXERCISES AND STOCK VESTED DURING 2007

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the fiscal year ended December 31, 2007 for our named executive officers.

	Option Awards			Stock Awards
	Number of		Value	Number of	Value
	Shares		Realized	Shares	Realized
	Acquired		Upon	Acquired	Upon
	On Exercise		Exercise	On Vesting	Vesting
Name	#		$	#	$

David L. Brown	9,000	(1)	$30,510	—	—
Wayne M. Coll	1,500	(1)	5,155	—	—
Richard F. Becker, Jr	6,000	(1)	20,580	—	—
Arthur B. Champagne	—		—	—	—
John W. Green, IV	—		—	—	—
Donald E. Merz	—		—	—	—

(1)	Represents shares received upon exercise of options granted in October 1997 pursuant to the 1992 Long-Term Incentive Plan. The Company has not granted any stock awards to its named executive officers in 2005, 2006, and 2007.

PENSION BENEFITS

We do not have a defined benefit pension plan. Accordingly, we have omitted the table otherwise required to be included here detailing any pension benefit to our named executive officers. The table below under the caption “Nonqualified Deferred Compensation” provides information regarding certain plans that provide for payments at, following, or in connection with the retirement of our named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

The following table includes information about the participation of our named executive officers in the supplemental executive retirement plans discussed above on page 20 under the caption “Employee benefits and retirement plans.” Mr. Green was not a participant at fiscal year end.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals	Balance at
	Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

David L. Brown	$0	$147,822	$58,045	$0	$1,054,613
Wayne M. Coll	0	4,810	1,952	0	30,150
Richard F. Becker, Jr.	0	0	7,989	0	104,375
Arthur B. Champagne	0	0	22,757	0	298,500
Donald E. Merz	0	0	32,847	0	435,727

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table sets forth an estimate of the dollar amounts potentially payable to our named executive officers assuming termination of employment or change-in-control under various scenarios as of December 31, 2007. The applicable agreements are described above under “Compensation Discussion and Analysis.” John W. Green’s employment with us commenced in January 2007, and because he was not with the Company when the termination and change-in-control program was instituted, he is not a party to such agreements.

David L. Brown

	Voluntary
	Termination			Involuntary		Termination
	For			Not for	Involuntary	Upon
	Good	Early	Normal	Cause	For Cause	Change in
	Reason	Retirement	Retirement	Termination	Termination	Control		Death	Disability

Severance	$0	$0	$0	$0	$0	$1,189,125		$0	$0
SERP(1)	1,250,000	0	1,250,000	1,250,000	1,250,000	1,250,000		1,250,000	1,250,000
Employment Agreement	792,750	0	0	792,750	0	0	(2)	792,750	792,750	(3)

TOTAL	$2,042,750	$0	$1,250,000	$2,042,750	$1,250,000	$2,439,125		$2,042,750	$2,042,750

Richard F. Becker, Jr.

				Involuntary		Termination
				Not for	Involuntary	Upon
	Voluntary	Early	Normal	Cause	For cause	Change in
	Termination	Retirement	Retirement	Termination	Termination	Control		Death	Disability

Severance	$0	$0	$0	$0	$0	$512,000		$0	$0
SERP(1)	315,000	0	315,000	315,000	315,000	315,000		315,000	315,000
Employment Agreement	512,000	0	0	512,000	0	0	(2)	512,000	512,000	(3)

TOTAL	$827,000	$0	$315,000	$827,000	$315,000	$827,000		$827,000	$827,000

Arthur B. Champagne

				Involuntary		Termination
				Not for	Involuntary	Upon
	Voluntary	Early	Normal	Cause	For cause	Change in
	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability

Severance	$0	$0	$0	$0	$0	$385,000	$0	$0
SERP(1)	367,500	0	367,500	367,500	367,500	367,500	367,500	367,500

TOTAL	$367,500	$0	$367,500	$367,500	$367,500	$752,500	$367,500	$367,500

Wayne M. Coll

				Involuntary		Termination
				Not for	Involuntary	Upon
	Voluntary	Early	Normal	Cause	For cause	Change in
	Termination	Retirement	Retirement	Termination	Termination	Control	Death	Disability

SERP(1)	$280,000	$0	$280,000	$280,000	$280,000	$280,000	$280,000	$280,000

TOTAL	$280,000	$0	$280,000	$280,000	$280,000	$280,000	$280,000	$280,000

Donald E. Merz

				Involuntary			Termination
				Not for		Involuntary	Upon
	Voluntary	Early	Normal	Cause		For cause	Change in
	Termination	Retirement	Retirement	Termination		Termination	Control	Death	Disability

Severance	$0	$0	$0	$0		$0	$400,000	$0	$0
SERP(1)	455,000	0	455,000	455,000	(4)	455,000	455,000	455,000	455,000

TOTAL	$455,000	$0	$455,000	$455,000		$455,000	$855,000	$455,000	$455,000

(1)	Payable in ten equal annual installments beginning when the executive terminates employment after attaining the age of 65. Solely as to Mr. Brown, these amounts include an additional SERP that provides for ten equal annual installments of $125,000, beginning when Mr. Brown terminates employment after attaining age 70.

(2)	The terms of the Employment Agreements stipulate that in the event of a change in control the determination and payment of any benefits following a qualified termination would be exclusively governed by the provisions of any existing Change in Control Severance Agreement. Under either agreement, the executives would also be entitled to continuation of health insurance and other welfare benefits.

(3)	In the case of termination for disability, payment would be reduced by the amount of disability compensation received by the executive pursuant to the Company’s long-term disability plan.

(4)	Mr. Merz retired effective January 2, 2008. In addition to the SERP payment noted above, pursuant to a Retirement Agreement with Mr. Merz effective January 2, 2008, Mr. Merz received a consulting payment of $50,000 in January 2008, will receive an additional $50,000 in July 2008, and is entitled to lifetime medical insurance for he and his spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers, directors and greater than 10% stockholders (“reporting persons”) to file certain reports with the SEC (“Section 16 reports”) with respect to beneficial ownership of our equity securities. Based solely on a review of the Section 16 reports furnished to us by or on behalf of the reporting persons and, where applicable, any written representation by any of them that Section 16 reports were not required, we believe that all Section 16(a) filing requirements applicable to our reporting persons during and with respect to 2007 have been complied with on a timely basis, except for the following: The initial Form 3 for James E. Mulvihill, D.M.D. was filed more than the required ten days after his election as a director, and a Form 4 was filed late for each of Dr. Mulvihill and directors Thomas E. Callahan, Jack R. Crosby, David V. Harkins and Norman F. Strate, disclosing the restricted stock grant of 1,000 shares on August 14, 2007.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Please remember that your vote at the meeting is very important to us regardless of the number of shares you own. Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope.

By Order of the Board of Directors,

/s/ Donald H. Siegel, P.C.
Donald H. Siegel P.C.
Secretary

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY NATIONAL DENTEX CORPORATION
PROXY FOR THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING
OF SHAREHOLDERS ON MAY 13, 2008
THIS PROXY IS BEING SOLICITED BY
THE BOARD OF DIRECTORS
     The undersigned, having received the Notice of Special Meeting in Lieu of Annual Meeting of Shareholders, Proxy Statement and the Annual Report of National Dentex Corporation (the “Company”), hereby appoint(s) David V. Harkins, David L. Brown, and Richard F. Becker or any one of them, proxies for the undersigned, with full power of substitution in each of them, to represent the undersigned at the Special Meeting in Lieu of Annual Meeting of Shareholders of the Company to be held at Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston Street, 33rd Floor, Boston, Massachusetts, 02199 at 10:00 a.m. on Tuesday, May 13, 2008 and at any adjournment or postponement thereof, and thereat, to vote and act in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect of all shares of Common Stock of the Company upon or in respect of which the undersigned would be entitled to vote or act and with all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as indicated hereon.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	Proposal to elect the following persons as directors.	☐	☐	☐

	(01) David L. Brown	(04) David V. Harkins
	(02) Thomas E. Callahan	(05) James E. Mulvihill, D.M.D.
	(03) Jack R. Crosby	(06) Norman F. Strate

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name(s) in the space provided below.

		For	Against	Abstain
2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for 2008.	☐	☐	☐

3.	In their discretion on any other matters as may properly come before the meeting or at any adjournment or postponement thereof.

Mark box at right if an address change or comment has been noted on the bottom portion of this card.				☐

Please check the box at right if you plan to attend the meeting on May 13.				☐
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

+	+

ñ Detach above card, sign, date and mail in postage paid envelope provided. ñ
NATIONAL DENTEX CORPORATION
     The above signed hereby confer(s) upon said proxies, and each of them, discretionary authority to vote (a) upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting, and (b) with respect to the selection of Directors in the event of any unforeseen emergency.
     Attendance of the above signed at said meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the above signed shall affirmatively indicate thereat his or her intention to vote said shares in person. If a fiduciary capacity is attributed to the above signed hereon, this proxy will be deemed signed by the above signed in that capacity.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.